Exhibit 99.1

Kohl's Corporation Reports Financial Results

•	Annual comparable sales(1) increase 1.7%, fourth quarter comparable sales increase 1.0%
•	Annual diluted earnings per share of $4.84
•	Adjusted diluted earnings per share(2) of $5.60, exceed the high end of guidance by $0.05 per share

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)—March 5, 2019-- Kohl’s Corporation (NYSE:KSS) today reported results for the quarter and year ended February 2, 2019.

	Three Months			Twelve Months
($ in millions, except per share data)	2018	2017	Change	2018	2017	Change
Total revenue	$6,823	$7,057	(3.3)%	$20,229	$20,084	0.7%
Comparable sales(1)	1.0%	6.3%		1.7%	1.5%
Gross margin	33.5%	33.5%	1 bps	36.4%	36.0%	32 bps
Selling, general, and administrative expenses	$1,694	$1,726	(1.9)%	$5,601	$5,501	1.8%
Reported
Net income	$272	$468	(42)%	$801	$859	(7)%
Diluted earnings per share	$1.67	$2.81	(41)%	$4.84	$5.12	(5)%
Non-GAAP(2)
Net income	$366	$312	17%	$927	$703	32%
Diluted earnings per share	$2.24	$1.87	20%	$5.60	$4.19	34%

(1) Comparable sales on a shifted basis compares the 13 and 52-week periods ended February 2, 2019 and February 3, 2018.  On a fiscal basis, comparable sales decreased 1.0% for the quarter and increased 1.5% for the year.  The fiscal basis compares the 13 and 52-week periods ended February 2, 2019 and January 27, 2018.

(2) Excludes Impairments, store closures and other costs; Loss on extinguishment of debt; Tax reform and State tax settlement.

"The positive momentum we've had all year continued as we achieved a 1 percent comp sales increase for the fourth quarter, resulting in a 1.7 percent increase for the year," said Michelle Gass, Kohl's chief executive officer. "Building on the exceptional holiday we had in 2017, we've now achieved a 7 percent increase in the fourth quarter on a two-year basis."

"With a clear focus on driving traffic and operating with discipline, the Company is delivering sales growth while also improving profitability. We are financially strong and our overall health in the business is positioning us well for continued success," Gass continued. "I want to thank all of our Kohl's associates for another successful year of strong execution and great performance. Moreover, I thank them for their commitment to providing an engaging, enjoyable experience to our customers."

Operational Update

As the Company disclosed in an SEC filing in early January, it took several actions in the fourth quarter as part of its Operational Excellence initiatives.  The Company will close four underperforming stores in April, but will open four new smaller format stores later in the year. It is consolidating call center locations which support both its Kohl’s Charge and online customers.  Additionally, the Company offered a voluntary retirement program to qualified hourly associates and impaired certain assets.

These actions are expected to generate annual SG&A savings of approximately $20 million dollars and annual depreciation savings of approximately $5 million dollars.  The Company incurred $104 million dollars in pretax charges in the fourth quarter as a result of these actions and estimate that approximately $50-55 million dollars of additional charges will be recorded in the first quarter of 2019.  Most of the 2019 charges will be related to future lease commitments at the four stores that will be closing.

Additionally, the Company retired $413 million dollars of debt in the fourth quarter and reported a $21 million dollar loss on extinguishment of debt.  Combined with the tender offer in the first quarter and additional open market debt repurchases, the Company reduced its outstanding debt by over $900 million dollars and extended the remaining maturity of the portfolio an additional two years.  The debt reduction is expected to decrease annual interest expense by approximately $45 million dollars.

Dividend

On February 27, 2019, Kohl's Board of Directors declared a quarterly cash dividend on the Company's common stock of $0.67 per share, a 10% increase over its prior dividend. The dividend is payable April 3, 2019 to shareholders of record at the close of business on March 20, 2019.

Store Update

Kohl's ended the fiscal year with 1,159 Kohl's stores in 49 states. During 2018, the Company opened one Kohl's store and relocated two Kohl's stores.

Initial 2019 Earnings Guidance

The Company expects earnings per diluted share of $5.80 to $6.15 for fiscal 2019. This guidance is based on the following assumptions which includes the impact of the new lease standard, but excludes any non-recurring charges:

•	Comparable sales change of 0% to 2.0%
•	Gross margin as a percentage of sales increase up to 10 basis points over 2018
•	SG&A dollars increase 1% to 2% over 2018. Excluding the impact of lease accounting, SG&A dollars are expected to increase 0.5% to 1.5%
•	Depreciation expense of $930 million, which includes a $25 million dollar benefit from lease accounting
•	Interest expense of $200 million, which includes a $10 million dollar benefit from lease accounting
•	Effective tax rate of 24% to 25%
•	Share repurchases of $400-$500 million

Fourth Quarter 2018 Earnings Conference Call

Kohl's will host its quarterly earnings conference call at 9:00 am ET on March 5, 2019. The phone number for the conference call is (800) 230-1085. Replays of the call will be available for 30 days by dialing (800) 475-6701.  The conference ID is 445967. The conference call and replays are also accessible via the Company's web site at http://corporate.kohls.com/investors/events-and-presentations.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including 2019 earnings guidance. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

About Kohl's

Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and proprietary brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl's mobile app. Since its founding, Kohl's has given more than $700 million to support communities nationwide, with a focus on family health and wellness. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts

Investor Relations:

Jill Timm, (262) 703-2203, jill.timm@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Twelve Months Ended
(Dollars in Millions, Except per Share Data)	Feb 2, 2019 (13 Weeks)	Feb 3, 2018 (14 Weeks) (1)	Feb 2, 2019 (52 Weeks)	Feb 3, 2018 (53 Weeks) (1)
Net sales	$6,535	$6,762	$19,167	$19,036
Other revenue	288	295	1,062	1,048
Total revenue	6,823	7,057	20,229	20,084
Cost of merchandise sold	4,345	4,497	12,199	12,176
Gross margin rate	33.5%	33.5%	36.4%	36.0%
Operating expenses:
Selling, general, and administrative	1,694	1,726	5,601	5,501
As a percent of total revenue	24.8%	24.5%	27.7%	27.4%
Depreciation and amortization	239	267	964	991
Impairments, store closing and other costs	104	-	104	-
Operating income	441	567	1,361	1,416
Interest expense, net	58	74	256	299
Loss on extinguishment of debt	21	-	63	-
Income before income taxes	362	493	1,042	1,117
Provision for income taxes	90	25	241	258
Net income	$272	$468	$801	$859
Average number of shares:
Basic	162	165	164	167
Diluted	163	167	165	168
Earnings per share:
Basic	$1.68	$2.83	$4.88	$5.14
Diluted	$1.67	$2.81	$4.84	$5.12

(1) The retail calendar for fiscal January 2018 included a fifth week, resulting in a 14-week fiscal fourth quarter and a 53-week year in 2017.  The approximate impact of the 53rd week was total revenue of $180 million, selling, general and administrative expenses of $40 million, interest of $3 million, additional net income of $15 million and additional diluted earnings per share of $0.10 for the year.

ADJUSTED NET INCOME AND DILUTED EARNINGS PER SHARE, NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months		Twelve Months
(Dollars in Millions, Except per Share Data)	Feb 2, 2019 (13 Weeks)	Feb 3, 2018 (14 Weeks)	Feb 2, 2019 (52 Weeks)	Feb 3, 2018 (53 Weeks)
Net income
GAAP	$272	$468	$801	$859
Impairments, store closures and other costs	78	-	78	-
Loss on extinguishment of debt	16	-	48	-
Tax reform	-	(136)	-	(136)
State tax settlement	-	(20)	-	(20)
Adjusted (non-GAAP)	$366	$312	$927	$703

Diluted earnings per share
GAAP	$1.67	$2.81	$4.84	$5.12
Impairments, store closures and other costs	0.47	-	0.47	-
Loss on extinguishment of debt	0.10	-	0.29	-
Tax reform	-	(0.82)	-	(0.81)
State tax settlement	-	(0.12)	-	(0.12)
Adjusted (non-GAAP)	$2.24	$1.87	$5.60	$4.19

KOHL’S CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in Millions)	February 2, 2019	February 3, 2018
Assets
Current assets:
Cash and cash equivalents	$934	$1,308
Merchandise inventories	3,475	3,542
Other	426	530
Total current assets	4,835	5,380
Property and equipment, net	7,428	7,773
Other assets	206	236
Total assets	$12,469	$13,389
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,187	$1,271
Accrued liabilities	1,364	1,213
Income taxes payable	64	99
Current portion of capital lease and financing obligations	115	126
Total current liabilities	2,730	2,709
Long-term debt	1,861	2,797
Capital lease and financing obligations	1,523	1,591
Deferred income taxes	184	211
Other long-term liabilities	644	662
Shareholders' equity	5,527	5,419
Total liabilities and shareholders' equity	$12,469	$13,389

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in Millions)	2018 (52 Weeks)	2017 (53 Weeks)
Operating activities
Net income	$801	$859
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	964	991
Share-based compensation	87	55
Deferred income taxes	(31)	(61)
Impairments, store closing and other costs	72	-
Loss on extinguishment of debt	63	-
Other non-cash revenues and expenses	18	2
Changes in operating assets and liabilities:
Merchandise inventories	79	264
Other current and long-term assets	72	(81)
Accounts payable	(84)	(236)
Accrued and other long-term liabilities	67	(52)
Income taxes	(1)	(50)
Net cash provided by operating activities	2,107	1,691

Investing activities
Acquisition of property and equipment	(578)	(672)
Other	6	23
Net cash used in investing activities	(572)	(649)

Financing activities
Treasury stock purchases	(396)	(306)
Shares withheld for taxes on vested restricted shares	(34)	(14)
Dividends paid	(400)	(368)
Reduction of long-term borrowings	(943)	-
Premium paid on redemption of debt	(46)	-
Capital lease and financing obligation activity	(126)	(138)
Proceeds from stock option exercises	36	18
Net cash used in financing activities	(1,909)	(808)
Net (decrease) increase in cash and cash equivalents	(374)	234
Cash at beginning of period	1,308	1,074
Cash at end of period	$934	$1,308